EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form S-4, No. 333-11573; Form S-8, No. 333-41593; Form S-8, No. 333-50146; Form S-4, No. 333-76171; Form S-8, No. 333-76171; Form S-8, No. 333-53830; Form S-8, No. 333-82690; Form S-4, No. 333-124008; Form S-8, No. 333-124008; Form S-4, No. 333-132651; Form S-8, No. 333-172501; Form S-8, No. 333-172999; Form S-8, No. 333-200398; Form S-3, No. 333-213439; Form S-8, No. 333-217717; Form S-8, No. 333-223523; and Form S-4, No. 333-232064.

of our report dated February 15, 2019 (except for Notes 1 and 13, as to which the date is August 8, 2019), with respect to the consolidated financial statements of Verizon Communications Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
New York, New York

August 8, 2019